Exhibit 23.6

[H.J. GRUY AND ASSOCIATES, INC. LETTERHEAD]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of the name H.J. Gruy and Associates, Inc. and of references to H.J. Gruy and Associates, Inc. and to inclusion of and reference to our report, or information contained therein, dated February 25, 2005, prepared for Chesapeake Energy Corporation in the Registration Statement on Form S-4 of Chesapeake Energy Corporation for the filing dated on or about May 27, 2005 and in the “Experts” section of the Registration Statement. We are unable to verify the accuracy of the reserves and discounted present worth values contained therein because our estimates of reserves and discounted present worth have been combined with estimates of reserves and present worth prepared by other petroleum consultants.

H.J. GRUY AND ASSOCIATES, INC.

By:	/s/ Sylvia Castilleja
Name:	Sylvia Castilleja, P.E.
Title:	Senior Vice President

May 26, 2005

Houston, TX